Trucept, Inc. Adds Tipton to BOD

By PR Newswire, January 18, 2013, 08:00:00 AM EDT

SAN DIEGO, Jan. 18, 2013 /PRNewswire/ -- OTC Market:TREP) Trucept, Inc., a leader in PEO and staffing services, is pleased to announce that Norman Tipton has been added to its Board of Directors.

CEO and Board Chairman Brian Bonar said Tipton has an extensive background in staffing, human resources and law.

"Mr. Tipton has invaluable insights into the PEO and staffing businesses , having worked in the industry for nearly a decade," Bonar said.

Tipton, a member of the California Bar, is a graduate of Thomas Jefferson School of Law and holds a master's in Sociology with emphasis in industrial organization from San Diego State University. He has previously held a management position at SAIC, a Fortune 500 company.

Trucept Inc. also operates the Solvis brand of nurse staffing in both Michigan and California.

About Trucept Inc.:

Trucept Inc. provides staffing and employment services, relieving our clients from many of the day-to-day tasks that may detract their core business operations , such as payroll processing, human resources support, workers' compensation insurance, safety programs, employee benefits, and other administrative and aftermarket services predominantly related to staffing. The company also operates the Solvis brand of nurse staffing in both Michigan and California.

Safe Harbor:

Statements in this press release that are not historical facts are forward-looking statements, including statements regarding future revenues and sales projections, plans for future financing, the ability to meet operational milestones and marketing arrangements and plans. Estimated revenues from its Smart-Tek Solutions, Inc. subsidiary are somewhat subjective and based on information available to the Company at the time of the determination. Also, such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the continued growth of business as planned including the fruition of new agreements in hand, existing business staying intact, and our ability to obtain additional financing that will allow us to continue our current and future operations and whether demand for our products and services in domestic and potential international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended , and its subsequent filings with the SEC.

SOURCE Trucept, Inc.